Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

MANCHESTER, CT – August 3, 2009 – LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2009.

Net sales for the second quarter ended June 30, 2009 were $56.0 million compared with $84.0 million for the same period in 2008. Excluding the impact of foreign currency translation, net sales decreased by $24.6 million, or 29.3%, in the second quarter of 2009 compared with the second quarter of 2008. Net loss for the current quarter was ($5.9) million, or ($.36) per diluted share, and included pre-tax restructuring expenses of $3.0 million, or $.12 per diluted share, related to the consolidation of the North American automotive operation. Excluding the impact of these restructuring expenses, net loss was ($4.0) million, or ($.24) per diluted share for the second quarter of 2009. Net income was $2.9 million, or $.17 per diluted share, for the second quarter of 2008.

Net sales for the six months ended June 30, 2009 were $110.3 million compared with $173.9 million for the comparable period of 2008. Excluding the impact of foreign currency translation, net sales decreased by $57.0 million, or 32.8%, in the first half of 2009 compared with the first half of 2008. Net loss for the first six months of 2009 was ($10.5) million, or ($.63) per diluted share, and included pre-tax restructuring expenses of $5.1 million, or $.20 per diluted share, related to the consolidation of the North American automotive operation. Excluding the impact of these restructuring expenses, net loss was ($7.2) million, or ($.43) per diluted share for the six months ended June 30, 2009. Net income for the six months ended June 30, 2008 was $6.1 million, or $.37 per diluted share.

Gross margin percentage for the second quarter of 2009 was 7.4% compared with 22.8% for the same quarter of 2008. Restructuring related charges associated with the consolidation of the North American automotive operation impacted the Company’s gross margin percentage by approximately 540 basis points in the second quarter of 2009. In addition, gross margin percentage in the second quarter of 2009 was significantly impacted by the reduction in consolidated net sales causing fixed costs to be a greater percentage of net sales. This reduction in gross margin percentage was primarily attributable to the Company’s Thermal/Acoustical segment, and to a lesser extent, the Company’s Performance Materials segment and Other Products and Services.

Selling, product development, and administrative expenses were $12.7 million, or 22.7 percent of net sales, for the second quarter ended June 30, 2009, compared with $14.7 million, or 17.5 percent of net sales, for the same quarter of 2008. Decreases in incentive compensation expense, salaries and benefits expense, sales commission expense, as well as reductions in other discretionary spending, contributed to the decrease in expenses in the second quarter of 2009. The total number of selling, product development and administrative employees for the Company has decreased by approximately 15% since June 30, 2008.

Dale Barnhart, President and Chief Executive Officer, commented, “Difficult global economic conditions continued to impact all of the markets that Lydall serves, negatively affecting our financial results for the second quarter. Again this quarter, the Thermal/Acoustical segment was impacted by exceptionally low automobile production in the U.S. and Europe. Our Performance Materials segment and Other Products and Services were also impacted by lower demand.

“We remained focused on aggressively lowering our cost structure, managing cash, and reducing working capital. From a working capital perspective, we reduced our inventory levels by $5.2 million, or 12%, at June 30, 2009 as compared to March 31, 2009. Continued cost reductions included a further reduction in our global workforce by approximately 10% since the end of the first quarter, primarily from headcount reductions at the Company’s Thermal/Acoustical automotive operations as the Company completed the North American automotive consolidation in the second quarter. Overall, since June 30, 2008, the Company has lowered its total headcount by approximately 27%. Despite the Company’s net loss for the second quarter of 2009, the Company’s working capital improvements and management of cash resulted in the Company generating cash from operating activities in the quarter.

“Going forward in 2009, we anticipate the significant progress we have made in improving our business operating processes through Lean Six Sigma, coupled with the major cost reductions from the North American automotive consolidation, will improve the Company’s financial results as our markets begin to stabilize. The Company expects to begin to realize savings from the automotive consolidation in the third quarter of 2009 with annualized savings of approximately $3.5 million to $4.0 million expected from this consolidation. We have managed the impact of the global recession on revenue by rapidly reducing our cost structure which has allowed the Company to fund the automotive consolidation and key growth initiatives while maintaining a healthy balance sheet with no significant debt. I believe Lydall is well positioned to deliver improved financial results and cash generation during the remainder of 2009.”

Liquidity

The Company had no significant debt outstanding at June 30, 2009, other than capital lease obligations. As of June 30, 2009, the Company had $8.9 million of cash on hand. Net cash provided by operating activities was $0.5 million in the second quarter of 2009, a sequential improvement of $4.2 million as compared to the first quarter of 2009. The Company expects net cash from operating activities to continue to improve in the second half of 2009 as compared to the first half. Also, the Company believes that its currently available resources and its accessibility to debt financing sources are sufficient to satisfy its cash requirements for the foreseeable future.

Segment Information

Performance Materials – Performance Materials segment net sales were $23.2 million in the current quarter compared with $31.2 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales decreased by $7.0 million in the current quarter. Net sales of filtration products decreased by $3.0 million primarily due to reductions in air filtration product net sales. Net sales of industrial thermal insulation products decreased by $4.0 million in the second quarter of 2009 as compared to the same period of 2008. This decrease was caused by reductions in energy and industrial products net sales of $2.2 million, due to lower capital investments by customers in the electrical and cryogenic markets, and a reduction in net sales of building and appliance insulation products of $1.8 million as the Company continues to be impacted by the depressed U.S. construction market.

For the current quarter, operating income for the segment was $1.1 million, compared to operating income of $4.9 million for the second quarter of 2008. Lower net sales and the resulting lower gross margin, and to a lesser extent the results at our Solutech operation acquired in December 2008, caused the reduction in operating income during the second quarter of 2009.

Thermal/Acoustical – Segment net sales decreased to $27.5 million for the quarter ended June 30, 2009 compared with $45.0 million for the same period of 2008. Excluding the impact of foreign currency translation, net sales decreased in the current quarter by $15.0 million when compared to the same period a year ago. Automotive parts net sales decreased by $15.8 million and tooling net sales increased by $0.8 million. The Company’s automotive operations were significantly impacted by lower automobile production in the U.S. and Europe due to lower demand by consumers. Also impacting production during the current quarter in North America were the bankruptcies of Chrysler and General Motors and the idling of plants and temporary shut-downs during a significant portion of the second quarter. According to CSM Worldwide, an automotive market forecasting service provided to suppliers, in the second quarter of 2009 production of cars and light trucks in North America and Europe was estimated to be lower by approximately 48% and 27%, respectively, as compared to the same period of 2008.

For the second quarter of 2009, operating loss for the segment was ($5.8) million compared with operating income of $2.9 million in the second quarter of 2008. The significant decrease in net sales, as well as restructuring related charges of $3.0 million related to the North American automotive consolidation, contributed to the operating loss. Selling, product development and administrative expenses were lower by $1.7 million in the second quarter of 2009, as compared to the same quarter of 2008, primarily due to lower salaries and benefits expense of $1.0 million, sales commission expense of $0.3 million, as well as other reductions in discretionary spending.

Other Products and Services (OPS) – OPS net sales were $5.3 million in the second quarter of 2009, a decrease of $2.9 million compared to the same quarter of 2008. This decrease was primarily due to lower net sales from the Company’s Affinity® temperature control equipment business of $2.5 million, and to a lesser extent, the vital fluids business of $0.4 million. The decrease in Affinity net sales during the current quarter was primarily attributable to the continued reduction in capital equipment spending in the semiconductor industry that the Company serves. The decrease in vital fluids’ products net sales was primarily attributable to decreased volumes in blood filtration and bioprocessing products net sales.

Operating loss for OPS was ($0.9) million in the second quarter of 2009, compared to an operating loss of ($0.3) million for the second quarter 2008. The Affinity business reported an operating loss of ($1.0) million in the second quarter of 2009, compared to an operating loss of ($0.5) million in the comparable quarter of 2008. Operating income for the vital fluids business was $0.1 million in the second quarter of 2009, essentially flat with the second quarter of 2008.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its second quarter ended June 30, 2009 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-852-6579 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2008 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” as well as the Company’s quarterly report on Form 10-Q for the first quarter of 2009 which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: the global credit and financial markets that have been experiencing extreme disruptions in recent months, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that there will not be further deterioration in the credit and financial markets and in economic conditions. These economic uncertainties affect businesses such as the Company’s in a number of ways, making it difficult to accurately forecast and plan our future business activities. The current tightening of credit and reduction in economic activity may lead consumers and businesses to postpone spending which may cause customers to cancel, decrease or delay their existing or future orders with Lydall. The continuing disruption in the capital markets could also restrict the Company’s access to credit in the future. The current economic environment could also result in customers not being able to make payments to the Company when due or suppliers not being able to supply sufficient levels of inventory to Lydall when required. In addition, a continuation of the major downturn of the automotive market, dependence on large customers, pricing pressures from OEM automotive customers, and changes in raw material pricing and supply could impact the Company’s financial results. Also, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions, including restructurings, can impact Lydall’s projected results. The Company’s strategic transactions, including the consolidation of the North American automotive operations and the acquisition of DSM Solutech B.V. also involve risks that could impact the Company’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	5 of 6	August 3, 2009

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$55,981	$83,958	$110,314	$173,853

Cost of sales	51,811	64,784	100,151	133,834

Gross margin	4,170	19,174	10,163	40,019

Selling, product development and administrative expenses	12,722	14,697	25,804	30,469

Operating (loss) income from continuing operations	(8,552)	4,477	(15,641)	9,550

Interest expense	198	129	332	244

Other income, net	(29)	(51)	(156)	(179)

(Loss) income from continuing operations before income taxes	(8,721)	4,399	(15,817)	9,485

Income tax (benefit) expense from continuing operations	(2,783)	1,627	(5,359)	3,509

(Loss) income from continuing operations	(5,938)	2,772	(10,458)	5,976

Income from discontinued operations, net of tax	—	126	—	117

Net (loss) income	$(5,938)	$2,898	$(10,458)	$6,093

Basic (loss) earnings per share:
Continuing operations	$(0.36)	$0.17	$(0.63)	$0.36
Discontinued operations	$—	$0.01	$—	$0.01
Net (loss) income	$(0.36)	$0.18	$(0.63)	$0.37

Diluted (loss) earnings per share:
Continuing operations	$(0.36)	$0.17	$(0.63)	$0.36
Discontinued operations	$—	$0.01	$—	$0.01
Net (loss) income	$(0.36)	$0.17	$(0.63)	$0.37

Weighted average common shares outstanding	16,544	16,439	16,544	16,422
Weighted average common shares and equivalents outstanding	16,544	16,610	16,544	16,516

Summary of Segment Information In thousands (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales

Performance Materials	$23,218	$31,191	$45,595	$60,973
Thermal/Acoustical	27,539	44,982	54,413	96,282
Other Products and Services	5,259	8,112	10,653	17,289
Reconciling Items	(35)	(327)	(347)	(691)

Consolidated Totals	$55,981	$83,958	$110,314	$173,853

Operating (Loss) Income

Performance Materials	$1,119	$4,864	$2,375	$9,476
Thermal/Acoustical	(5,758)	2,854	(10,067)	7,520
Other Products and Services	(861)	(340)	(1,661)	(568)
Corporate Office Expenses	(3,052)	(2,901)	(6,288)	(6,878)

Consolidated Totals	$(8,552)	$4,477	$(15,641)	$9,550

Lydall, Inc. News Release	6 of 6	August 3, 2009

Financial Position

In thousands except ratio data

(Unaudited)

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$8,871	$13,660
Working capital	$55,037	$58,659
Total debt	$7,403	$8,154
Stockholders’ equity	$156,996	$166,145
Total capitalization	$164,399	$174,299
Current ratio	2.6	2.6
Total debt to total capitalization	4.5%	4.7%

Cash Flows

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net cash provided by (used for) operating activities	$538	$7,232	$(3,202)	$15,388
Net cash provided by (used for) investing activities	$646	$(2,562)	$(1,184)	$(5,287)
Net cash (used for) provided by financing activities	$(336)	$224	$(749)	$(11)
Depreciation and amortization	$3,889	$3,882	$8,046	$7,845
Capital expenditures	$1,754	$2,562	$3,584	$5,287

Common Stock Data

Quarter Ended June 30,

	2009	2008
High	$4.67	$15.82
Low	$2.83	$10.45
Close	$3.40	$12.55

During the second quarter of 2009, 7,817,456 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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